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                           EXHIBIT 21

                  SUBSIDIARIES OF THE COMPANY

                                              Percentage
                           Jurisdiction of   Ownership of
   Subsidiary               Incorporation    Capital Stock
===========================================================
Worthy, Incorporated         Delaware          100%

Nelson Direct Marketing
  Services, Inc.             Delaware          100%

Nelson Direct, Inc.          Texas             100%

Nelson Direct
  Partners, LP               Texas             100%

Editorial Caribe, Inc.       Florida           100%

The C.R. Gibson Company      Delaware          100%

855763 Ontario Limited       Ontario, Canada   100%

C.R. Gibson (UK) Limited     United Kingdom    100%

Elm Hill Press, Inc.         Tennessee         100%

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